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                                                                   EXHIBIT 99.2

                           FORM OF LOAN AGREEMENT

  Loan Agreement, dated as of       , 1994, between Torchmark Corporation, a
Delaware corporation ("Torchmark"), and Torchmark Capital L.L.C., a limited liability company organized under the laws of the State of Delaware ("Capital").

                                    RECITALS

  1. Capital intends to issue its Class A common limited liability company interests (the "Common Securities") to Torchmark, and receive related capital
contributions, in an aggregate amount of $    (the "Common Payments") and to
issue and sell     of its preferred limited liability company interests
designated " % Preferred Securities, Series A" (the "Preferred Securities"),
with a liquidation preference equal to $    per Preferred Security (the
"Liquidation Preference").

  2. Torchmark is guaranteeing the payment of distributions on the Preferred Securities if and when declared to the extent that there are sufficient funds legally available therefor, the Redemption Price (as defined in the Guarantee Agreement) and the Liquidation Distribution (as defined in the Guarantee Agreement) on the Preferred Securities, all to the extent set forth in the
Payment and Guarantee Agreement, dated as of       , 1994 (the "Guarantee
Agreement").

  3. Torchmark has asked Capital to make a loan to Torchmark in an aggregate principal amount equal to the sum of the aggregate Common Payments and the aggregate Liquidation Preference of the Preferred Securities issued and sold by Capital.

  4. Capital is willing to make the loans to Torchmark, on the terms and conditions stated in this Loan Agreement.

  Now, Therefore, Torchmark and Capital agree as follows:

                                   ARTICLE I

                                   The Loans

  Section 1.01. The Loans. Subject to the terms and conditions stated in this Loan Agreement, Capital agrees to make loans to Torchmark on the date hereof in
an aggregate principal amount of $    in next day funds. Such loans shall be
referred to herein as the "Loans."

  Section 1.02. Term of the Loans; Mandatory Prepayment. (a) If Capital redeems Preferred Securities in accordance with the terms thereof, the Loans shall become due and payable in a principal amount equal to the aggregate stated Liquidation Preference of the Preferred Securities so redeemed, together with any and all accrued interest thereon. Any payment pursuant to this Section 1.02(a) shall be made in next-day funds prior to 12:00 noon, New York time, on the date fixed for such redemption or at such other time on such earlier date as Capital and Torchmark shall agree.

  (b) The entire principal amount of the Loans shall become due and payable, together with any accrued and unpaid interest thereon, if any, on the earliest
of       , 2024 (or       , 2044 if Torchmark exercises its option to renew the
Loans for up to an additional 20 year period on the terms and conditions set forth below) or the date upon which Capital is dissolved, wound-up or liquidated.

  (c) Upon any repayment or prepayment, the Loans may be renewed and extended
for an additional 20 year term if, as of       , 2024, and as determined in the
judgment of Torchmark and Capital's independent financial advisor (selected by Torchmark), (a) Torchmark is not in bankruptcy, (b) Torchmark is not in default on any loan pertaining to Preferred Securities of any series, (c) Torchmark has made timely monthly payments on the repaid loan for the immediately preceding 18 months, (d)
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Capital is not in arrears on payment of distributions on the Series A Preferred
Securities, (e) Torchmark is expected to be able to make timely payment of principal and interest on such new loan, (f) such new loan is being made on terms, and under circumstances, that are consistent with those which a lender would require for a loan to an unrelated party, (g) such loan is being made at a rate sufficient to provide payments equal to or greater than the amount of distribution payments that accrue on the Series A Preferred Securities, (h) the senior unsecured long-term debt of Torchmark is rated BBB- or better by Standard & Poor's Corporation or Baa3 or better by Moody's Investors Services, Inc. or the equivalent by any other nationally recognized statistical rating organization, (i) such loan is being made for a term that is consistent with market circumstances and Torchmark's financial condition and (j) such loan will have a final maturity no later than the fiftieth anniversary of the issuance of the Series A Preferred Securities.

  Section 1.03 Optional Prepayment. Torchmark shall have the right to prepay the Loans, without premium or penalty, (a) in whole or in part (together with accrued but unpaid interest, if any, on the portion being prepaid) at any time
on or after       , 1999; and (b) in whole (together with all accrued and
unpaid interest, if any, thereon) at any time upon the occurrence of a Tax Event or an Investment Company Act Event.

  "Tax Event" means that Torchmark or Capital shall have obtained an opinion of independent counsel experienced in such matters to the effect that, as a result of any amendment to, or change in, the laws (or any regulations thereunder) of the United States or any political subdivision or governmental authority thereof or therein, or any amendment to or change in an official or judicial interpretation or application of such laws or regulations, which amendment or change is effective on or after April 30, 1994, there is more than an insubstantial risk that (i) Capital is subject to federal income tax with respect to interest received on the Loans to Torchmark, (ii) Torchmark shall not be entitled to deduct interest for Federal income tax purposes with respect to the amounts being loaned by Torchmark Capital to members of Torchmark's consolidated group (a Tax Event occurring solely by reason of this clause (ii), a "Special Loan Tax Event") or (iii) Capital is subject to more than a de minimis amount of other taxes, duties or other governmental charges.


  "Investment Company Act Event" means the occurrence of a change in law or regulation or a written change in official interpretation of law or regulation by any legislative body, court, governmental agency or regulatory authority (a "Change in 1940 Act Law"), to the effect that Capital is or will be considered an "investment company" required to be registered under the Investment Company Act of 1940, as amended (the "1940 Act"), which Change in 1940 Act Law becomes effective on or after April 30, 1994; provided that no Investment Company Act Event shall be deemed to have occurred if Torchmark and/or Capital delivers a written opinion of independent counsel to Capital experienced in practice under the 1940 Act, to the effect that Torchmark and/or Capital has successfully taken either of the steps set forth in (i) or (ii) below to avoid such Change in 1940 Act Law so that in the opinion of such counsel, notwithstanding such Change in 1940 Act Law, Capital is not required to be registered as an "investment company" within the meaning of the 1940 Act. Such steps may be either (i) issuing an additional or supplemental irrevocable and unconditional guarantee (x) of accrued and unpaid distributions (whether or not declared out of moneys legally available therefor) on the Series A Preferred Securities and (y) upon a liquidation of Capital, of the full amount of the Liquidation Distribution (as hereinafter defined) on the Series A Preferred Securities (regardless of the amount of assets of Capital otherwise available for distribution in such liquidation), or (ii) the use of any other reasonable measures that do not adversely affect holders of Series A Preferred Securities.

                                   ARTICLE II

                                    Interest

  Section 2.01. Interest on the Loans. The Loans shall bear interest at an annual rate equal to % from the date they are made until maturity. Such interest shall be payable on the last day of each calendar month of each year,
commencing       , 1994. In the event that any date on which interest is
payable

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on the Loan is not a Business Day, then payment of the interest payable on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay), except that, if such Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date. A "Business Day" shall mean any day other than a day on which banking institutions in The City of New York are authorized or required by law to close.

  Section 2.02. Extension of Interest Payment Period. Notwithstanding the provisions of Section 2.01, Torchmark shall have the right at any time during the term of the Loans, so long as Torchmark is not in default in the payment of interest on the Loans, to extend the interest payment period to up to 60 months, at the end of which period Torchmark shall pay all interest then accrued and unpaid; and provided that, during any such extended interest payment period, neither Torchmark, nor any majority-owned subsidiary of Torchmark, shall declare or pay any distribution on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of its capital stock or make any guarantee payments with respect to the foregoing (other than payments under the Guarantee Agreement or distributions or guarantee payments to Torchmark by a direct or indirect majority-owned subsidiary or a declaration of a dividend consisting of common or preferred stock purchase rights under a stockholder rights plan). Prior to the termination of any such extended interest period, Torchmark may further extend the interest payment period, provided that such extended interest payment period together with all such further extensions thereof may not exceed 60 months. Torchmark shall give Capital notice of its selection of such extended interest payment period one Business Day prior to the earlier of (i) the date Capital declares the related distribution or (ii) the date Capital is required to give notice of the record or payment date of such related distribution to the New York Stock Exchange or other applicable self-regulatory organization or to holders of the Preferred Securities, but in any event not less than two Business Days prior to such record date. Torchmark shall cause Capital to give such notice of Torchmark's selection of such extended interest payment period to the holders of the Preferred Securities.

                                  ARTICLE III

                                    Payments

  Section 3.01. Method and Date of Payment. Each payment by Torchmark of principal and interest on the Loans shall be made to Capital in lawful money of the United States, in next-day funds for principal payments and in same day funds for interest payments, at such place and to such account as may be designated by Capital.

  Section 3.02. Set Off. Notwithstanding anything to the contrary herein, Torchmark shall have the right to set-off any payment it is otherwise required to make hereunder with and to the extent Torchmark has theretofore made, or is concurrently on the date of such payment making, a payment under the Guarantee Agreement.

                                   ARTICLE IV

                                 Subordination

  Section 4.01. Subordination. Torchmark and Capital covenant and agree, and the holders of the Preferred Securities (and any trustee appointed by such holders) by their acceptance of such Preferred Securities likewise agree, that the Loans are subordinate and junior in right of payment to all Senior Indebtedness as provided herein. The term "Senior Indebtedness" means the principal, premium, if any, and interest on (i) all indebtedness of Torchmark, whether outstanding on the date hereof or hereafter created, incurred or assumed, which is for money borrowed, or evidenced by a note or similar instrument, (ii) any indebtedness secured by a lien upon property owned by Torchmark and upon which indebtedness Torchmark customarily pays or accrues interest, even though Torchmark has not assumed or become liable for the

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payment of such indebtedness, (iii) any indebtedness of others of the kinds described in the preceding clause (i) or (ii) for which Torchmark is responsible or liable, directly or indirectly, contingently or otherwise, as guarantor or otherwise, or for which Torchmark is customarily responsible or liable, even though Torchmark has not assumed responsibility or liability, and
(iv) amendments, renewals, extensions and refundings of any such indebtedness, unless in any instrument or instruments evidencing or securing such indebtedness or pursuant to which the same is outstanding, or in any such amendment, renewal, extension or refunding, it is expressly provided that such indebtedness is not superior in right of payment to the Loans. Senior Indebtedness shall continue to be Senior Indebtedness and entitled to the benefits of these subordination provisions irrespective of (i) any amendment, modification or waiver of any term of the Senior Indebtedness or extension or renewal of the Senior Indebtedness, (ii) any exchange or release of, or nonperfection of any lien on or security interest in, any collateral, or any release from, amendment or waiver of or consent to departure from any guaranty, for all or any of the Senior Indebtedness, (iii) any other circumstance which might otherwise constitute a defense available to or discharge of Capital to the holders of the Preferred Securities (or any trustee appointed by such holders) in respect of the provisions of this Section 4.01, or (iv) any act or failure to act on the part of Torchmark or by any act or failure to act, in good faith, by any holder of Senior Indebtedness, or by any noncompliance by Torchmark with the terms of this Agreement, regardless of any knowledge thereof which any person may have or be otherwise charged with.

  Upon the maturity of any Senior Indebtedness by lapse of time, acceleration (unless waived) or otherwise (including all installments of principal and interest), all Senior Indebtedness then due and owing shall first be paid in full, or such payment duly provided for in cash (or in securities or other property satisfactory to all of the holders of such Senior Indebtedness), before any payment is made on the account of the Loans.

  In the event that (i) Torchmark shall default in the payment of any principal, or premium, if any, or interest on any Senior Indebtedness when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or declaration or otherwise or (ii) an event of default occurs with respect to any Senior Indebtedness, then unless and until such default in payment or event of default shall have been cured or waived or shall have ceased to exist, no direct or indirect payment (in cash, property, securities, by set-off or otherwise) shall be made or agreed to be made on account of the Loans or interest thereon or in respect of any repayment, redemption, retirement, purchase or other acquisition of the Loans. Torchmark will give prompt written notice to Capital of any default in the payment of any Senior Indebtedness and of any dissolution, winding up or reorganization of Torchmark.

  In the event of (i) any insolvency, bankruptcy, receivership, liquidation, reorganization, composition or other similar proceeding relating to Torchmark or its property or for the benefit of its creditors, (ii) any proceeding for the liquidation, dissolution or other winding up of Torchmark, voluntary or involuntary, whether or not involving insolvency or bankruptcy proceedings,
(iii) any assignment by Torchmark for the benefit of creditors, or (iv) any other marshalling of the assets of Torchmark, all Senior Indebtedness (including, without limitation, interest accruing after the commencement of any such proceeding, assignment or marshalling of assets) shall first be paid in full before any payment or distribution, whether in cash, securities or other property, shall be made on the Loans. Any payment or distribution, whether in cash, securities or other property, which would otherwise (but for these subordination provisions) be payable or deliverable in respect of the Loans (including any such payment or distribution which may be payable or deliverable by reason of the payment of any other indebtedness of Torchmark being subordinated to the payment of the Loans) shall be paid or delivered directly to the holders of Senior Indebtedness or to their representative, or to the trustee under the indenture or agreement (if any) pursuant to which such Senior Indebtedness may have been issued, in accordance with the priorities then existing among such holders until all Senior Indebtedness shall have been paid in full. No present or future holder of any Senior Indebtedness shall be prejudiced in the right to enforce subordination of the indebtedness constituting the Loans by an act or failure to act on the part of Torchmark.

  Senior Indebtedness shall not be deemed to have been paid in full unless the holders thereof shall have received cash (or securities or other property satisfactory to such holders) in full payment of such Senior

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Indebtedness then outstanding. Upon payment in full of all Senior Indebtedness,
Capital shall be subrogated to all the rights of any holders of Senior Indebtedness to receive any further payments or distributions applicable to the Senior Indebtedness until the Loans shall have been paid in full, and such payments or distributions of cash, securities or other property received by Capital, by reason of such subrogation, which otherwise would be paid or distributed to the holders of Senior Indebtedness, shall, as between Torchmark and its creditors other than the holders of Senior Indebtedness, on the one hand, and Capital, on the other, be deemed to be a payment by Torchmark on account of Senior Indebtedness, and not on account of the Loans.

  In the event that notwithstanding the provisions of this Section 4.01 Torchmark shall make any payment on the Loans to Capital or Capital receives any payment or distribution of assets of Torchmark (other than securities of Torchmark or any other corporation provided for by a plan of reorganization, the payment of which is subordinate, at least to the extent provided in these subordination provisions with respect to the indebtedness evidenced by the Loans, to the payment of all Senior Indebtedness at the time outstanding and to any securities issued in respect thereof under any such plan of reorganization), at any time before all Senior Indebtedness is paid in full, then such payment shall be held by Capital, in trust for the benefit of, and shall be paid forthwith over and delivered to, the holders of Senior Indebtedness or their representative or the trustee under the indenture or other agreement (if any) pursuant to which Senior Indebtedness may have been issued, in accordance with the priorities then existing among such holders, for application to the payment of all Senior Indebtedness remaining unpaid to the extent necessary to pay all Senior Indebtedness in full accordance with its terms, after giving effect to any concurrent payment or distribution to or for the holders of Senior Indebtedness.

                                   ARTICLE V

                         Representations and Warranties

  Section 5.01. Representations and Warranties. Torchmark represents and warrants to Capital that:

    (a) GOOD STANDING. Torchmark is a corporation duly incorporated and validly existing under the laws of the State of Delaware, with power and authority (corporate and other) to own its properties and conduct its business as now being conducted.

    (b) POWER AND AUTHORITY. Torchmark has full power and authority to enter into this Agreement and to incur and perform the obligations provided for herein, all of which have been duly authorized by all proper and necessary action.

    (c) NO CONFLICT. The execution and delivery of this Agreement and the performance by Torchmark of all its obligations hereunder will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which Torchmark is a party or by which Torchmark is bound or subject, nor will this Agreement result in a violation of the provisions of Torchmark's Restated Certificate of Incorporation or by-laws.

    (d) BINDING AGREEMENT. This Agreement constitutes the valid and legally binding obligation of Torchmark enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

                                   ARTICLE VI

                                   Covenants

  Section 6.01. Covenants. (a) Torchmark agrees:

    (i) that neither it, nor any of its majority-owned subsidiaries, shall declare or pay any distribution on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of its capital stock,

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  or make any guarantee payments with respect to the foregoing (other than payments under the Guarantee Agreement or distributions or guarantee payments to Torchmark or another majority-owned subsidiary by a majority-owned subsidiary or a dividend consisting of common or preferred stock purchase rights under a stockholder rights plan) if at such time (A) there shall have occurred any event that, with the giving of notice or the lapse of time or both, would constitute an Event of Default hereunder or (B) Torchmark shall be in default with respect to its payment or other obligations under the Guarantee Agreement;

    (ii) to maintain direct or indirect 100% ownership of the Common Securities and any other Securities of Capital other than the Preferred Securities;

    (iii) to cause at least 21% of the total value (initially measured by stockholders' equity determined in accordance with generally accepted accounting principles) of Capital and at least 21% of all interests in the capital, income, gain, loss, deduction and credit of Capital to be represented by Common Securities, unless the Internal Revenue Code of 1986, as amended, or the regulations or interpretations thereunder permit a lower percentage;

    (iv) not to voluntarily dissolve, wind-up or liquidate Capital;

    (v) to remain the Managing Member of Capital and to timely perform all of its duties as Managing Member of Capital (including the duty to declare and pay distributions on the Preferred Securities); provided, that any permitted successor of Torchmark under this Agreement may succeed to Torchmark's duties as Managing Member of Torchmark Capital; and

    (vi) to use its reasonable efforts to cause Capital to remain a limited liability company and otherwise continue to be treated as a partnership for United States federal income tax purposes.

  (b) Torchmark agrees that its obligations under this Agreement will also be for the benefit of the holders from time to time of Preferred Securities, and Torchmark acknowledges and agrees that such holders will be entitled to enforce this Agreement directly against Torchmark.

  (c) Torchmark agrees not to merge with or into another entity, or permit another entity to merge with or into it, and agrees not to sell, transfer or lease all or substantially all of its assets to another entity unless: (i) at such time no Event of Default hereunder has occurred and is continuing, or would occur as a result of such merger, sale, transfer or lease, and (ii) Torchmark is the survivor of such merger, or the survivor of such merger or entity to which Torchmark's assets are sold, transferred or leased is an entity organized under the laws of the United States or any state thereof, assumes all of Torchmark's obligations under this Agreement and becomes the Managing Member of Torchmark Capital.

                                  ARTICLE VII

                               Events of Default

  Section 7.01. Events of Default. If one or more of the following events (each an "Event of Default") shall occur and be continuing:

    (a) default in the payment of interest on the Loans, when due for 10 days (whether by virtue of the provisions described under Article IV hereof or otherwise); provided that a valid extension of the interest payment period by Torchmark pursuant to Section 2.03 hereof shall not constitute a default in the payment of interest for this purpose; or

    (b) default in the payment of principal on the Loans when due (whether by virtue of the provisions described under Article IV hereof or otherwise); or

    (c) the dissolution, winding up or liquidation of Capital; or

    (d) the bankruptcy, insolvency or liquidation or Torchmark; or

    (e) breach of any covenants contained herein continued for 30 days after notice to Torchmark from the holders of 25% of the outstanding Preferred Securities;

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then, in every such event, and at any time thereafter during the continuance of such event, Capital will have the right to declare the principal of and the interest on the Loans (including any interest subject to an extension of the interest payment period) and any other amounts payable on the Loans to be forthwith due and payable, whereupon the same shall become and be forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, anything in this Agreement to the contrary notwithstanding. Torchmark expressly acknowledges that under the terms of the Preferred Securities, the holders of the outstanding Preferred Securities shall have the right to appoint a trustee, which trustee shall be authorized to exercise Capital's creditor rights under this Agreement, and Torchmark agrees to cooperate with such trustee.

  Torchmark agrees that its obligations under this Loan Agreement are for the benefit of the holders of Series A Preferred Securities. The holders, or a trustee appointed by and acting on behalf of the holders, may enforce Torchmark's obligations under this Loan Agreement directly against Torchmark as a third party beneficiary of Torchmark's obligations hereunder without first proceeding against Torchmark Capital. However, except in the event of a payment default as described in the next sentence, no holder of Series A Preferred Securities is entitled to institute any proceedings under this Loan Agreement to enforce the covenants herein unless such proceeding has been brought by or with the consent of the holders of at least 25% of the outstanding Series A Preferred Securities. Notwithstanding the immediately preceding sentence, the holder of any Series A Preferred Securities shall have the right to institute suit for the enforcement of any payment of principal or interest on the Loans.

                                 ARTICLE VIII

                                 Miscellaneous

  Section 8.01. Notices. All notices hereunder shall be deemed given by a party hereto if in writing and delivered personally or by telegram requested) to the other party at the following address for such party (or at such other address as shall be specified by like notice):

    If to Capital, to:

    Torchmark Capital L.L.C.
    c/o Torchmark Corporation
    2001 Third Avenue South
    Birmingham, Alabama 35233
    Fax No.: (205) 325-4198

    Attention: Corporate Secretary

    If to Torchmark, to:

    Torchmark Corporation
    2001 Third Avenue South
    Birmingham, Alabama 35233
    Fax No.: (205) 325-4198

    Attention: Corporate Secretary

  Any notice given by mail or telegram or facsimile transmission shall be effective when received.

  Section 8.02. Binding Effect. Torchmark shall have the right at all times to assign any of its rights or obligations under this Agreement to a direct or indirect wholly-owned subsidiary of Torchmark; provided that, in the event of any such assignment, Torchmark shall remain jointly and severally liable for all such obligations. Capital may not assign any of its rights hereunder without the prior written consent of Torchmark. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of Torchmark and Capital and their respective successors and assigns. This Agreement may not otherwise be assigned by Torchmark or Capital.

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  Section 8.03. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND
CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

  Section 8.04. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

  Section 8.05. Amendments. This Agreement may be amended by mutual consent of the parties in the manner the parties shall agree; provided that, so long as any of the Preferred Securities remain outstanding, no such amendment shall be made that adversely affects the holders of the Preferred Securities, and no termination of this Agreement shall occur, and no Event of Default or compliance with any covenant under this Agreement may be waived by Capital, without the prior approval of the holders of at least 66 2/3% of the outstanding Preferred Securities, unless and until the Loans and all accrued and unpaid interest thereon shall have been paid in full.

  In Witness Whereof, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the day and year first above written.

                                          Torchmark Corporation

                                          By:
                                             ----------------------------------
                                             Name:
                                             Title:

                                          Torchmark Capital L.L.C.

                                          By: Torchmark Corporation, as
                                           Managing Member

                                          By:
                                             ----------------------------------
                                             Name:
                                             Title:

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